UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2017 (September 22, 2017)

TRONOX LIMITED
(Exact name of registrant as specified in its charter)

Western Australia, Australia	1-35573	98-1026700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Stamford Plaza 263 Tresser Boulevard, Suite 1100 Stamford, Connecticut 06901	Lot 22 Mason Road Kwinana Beach, WA 6167 Australia

(Address and Zip Code of principal executive offices)

(203) 705-3800
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as deﬁned in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company     ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised ﬁnancial accounting standards provided pursuant to Section 13(a) of the Exchange Act.     ☐

Item 1.01.	Entry into a Material Definitive Agreement

Senior Notes due 2025

On September 22, 2017, Tronox Finance plc (the “Issuer”), a public limited company organized under the laws of England and Wales, and a wholly owned, indirect subsidiary of Tronox Limited, an Australian public limited company incorporated in the Commonwealth of Australia (the “Company”) closed an offering of $450,000,000 aggregate principal amount of its 5.750% Senior Notes due 2025 (the “Notes”). The Notes were offered at par and issued under an indenture dated as of September 22, 2017 (the “Indenture”), between the Issuer and the Company and, as described below, certain of the Company’s restricted subsidiaries as guarantors, and Wilmington Trust, National Association (the “Trustee”). The Notes were offered and sold by the Issuer in reliance on an exemption pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The Notes have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

The Indenture and the Notes provide, among other things, that the Notes are guaranteed by the Company and certain of the Company’s restricted subsidiaries that guarantee the obligations under the New Credit Facilities (defined below) on the date that the Notes are issued, subject to certain exceptions.  The Notes and related guarantees are the senior unsecured obligations of the Issuer, the Company and the guarantors.  Interest is payable on the Notes on April 1 and October 1 of each year beginning on April 1, 2018 until their maturity date of October 1, 2025. The terms of the Indenture, among other things, limit, in certain circumstances, the ability of the Company and certain of its subsidiaries to: incur secured indebtedness, engage in certain sale-leaseback transactions and merge, consolidate or sell substantially all of their assets.  The terms of the Indenture include certain limitations on the non-guarantor subsidiaries of the Company incurring indebtedness.

The Indenture provides for customary events of default which include (subject in certain cases to grace and cure periods), among others: nonpayment of principal or interest; breach of other covenants in the Indenture; payment or other related defaults by the Issuer, the Company or a significant subsidiary under certain other indebtedness; the failure of any guarantee of the Notes by the Company or any significant subsidiary to be in full force and effect (except as otherwise permitted under the Indenture); and certain events of bankruptcy or insolvency. Generally, if an event of default occurs and is not cured within the time periods specified, the Trustee or the holders of at least 30% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

The Issuer may redeem some or all of the Notes at any time before October 1, 2020 at a redemption price equal to 100% of the aggregate principal amount of the Notes to be redeemed plus a “make-whole” premium and accrued and unpaid interest up to, but excluding, the redemption date.  The Issuer also has the option to redeem all or a portion of the Notes at any time on or after October 1, 2020 at the redemption prices of 104.313%, 102.875%, and 101.438%, in years 2020, 2021, and 2022, respectively, and thereafter at 100.00%, in each case plus any accrued and unpaid interest, up to, but excluding, the redemption date. In addition, prior to October 1, 2020, the Issuer may redeem up to 40% of the Notes from the proceeds of certain equity offerings, at a redemption price of 105.750% of the principal amount of the Notes redeemed, plus accrued and unpaid interest up to, but excluding, the redemption date. If the Company experiences certain changes of control specified in the Indenture, it must offer to purchase the Notes at a redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, up to, but excluding, the redemption date.

New ABL Facility

On September 22, 2017, the Company, Tronox US Holdings Inc. and certain of the Company’s other subsidiaries (collectively, the “ABL Borrowers”) entered into a revolving syndicated facility agreement (the “ABL Facility”) with a syndicate of lenders and Wells Fargo Bank, National Association, as issuing bank, swingline lender, administrative agent, and collateral agent. The ABL Facility provides the ABL Borrowers with an aggregate commitment of up to $550,000,000 in principal amount for revolving credit loans, with a sublimit of  $85,000,000 for letters of credit. The ABL Facility includes an accordion feature whereby the total credit available to the ABL Borrowers thereunder may be increased by up to $250,000,000, subject to receiving additional lender commitments and the satisfaction of certain other conditions. Availability of revolving credit loans and letters of credit under the ABL Facility is subject to a borrowing base comprised of, among other things, eligible inventory and accounts receivable owned by the ABL Borrowers. The ABL Facility contains customary conditions precedent to each loan borrowing and issuance of letters of credit, including absence of defaults and accuracy of representations and warranties. Subject to certain customary and other exceptions, the obligations of the ABL Borrowers under the ABL Facility are (a) guaranteed on a joint and several basis by certain of the Company’s restricted subsidiaries, and (b) secured by (i) a first priority lien on substantially all of the ABL Borrowers’ and guarantors’ existing and future deposit accounts, inventory and receivables and certain related assets, and (ii) a second priority lien (junior to the lien securing the Term Loan Facility (defined below)) on substantially all of the ABL Borrowers’ and guarantors’ other assets, including equipment, equity interests in subsidiaries, and material real property, in each case subject to certain limitations and principles. There are no scheduled amortization payments under the ABL Facility. The final maturity date of the ABL Facility will occur on its fifth anniversary.

Borrowings under the ABL Facility will bear interest, at the Company’s option, at either a base rate or an adjusted LIBOR rate, in each case plus an applicable margin. The applicable margin ranges from 0.25% to 0.75% for borrowings at the base rate, and from 1.25% to 1.75% for borrowings at the adjusted LIBOR rate, in each case, based on the average daily borrowing availability. The ABL Borrowers must pay a commitment fee on the daily unused amount of the commitments ranging from 0.25% to 0.375%, depending on usage of the total revolving credit commitments. The ABL Facility also requires the ABL Borrowers to pay customary letter of credit and agency fees.

The ABL Facility contains various negative covenants that, subject to certain limitations, thresholds and exceptions, limit the Company and its restricted subsidiaries to (among other restrictions which, in certain cases, may be limited only by satisfaction of payment conditions): incur indebtedness; grant liens; pay dividends and make subsidiary and certain other distributions; sell assets; make investments; enter into transactions with affiliates; and make certain modifications to material documents (including organizational documents). The ABL Facility contains a springing financial covenant that requires the Company and its restricted subsidiaries to maintain a consolidated fixed charge coverage ratio of at least 1.0:1.0 during certain test periods based on borrowing availability under the ABL Facility or following the occurrence of specified events of default.

The ABL Facility also contains customary representations and warranties, affirmative covenants and events of default. If an event of default occurs under the ABL Facility, then the required lenders through the administration agent or the administrative agent may (a) terminate their commitments to fund any additional revolving credit loans or issue or extend any letters of credit, (b) declare any outstanding loans to be immediately due and payable, (c) require the cash collateralization of issued and outstanding letters of credit and/or (d) foreclose on the collateral securing the obligations under the ABL Facility.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the ABL Facility, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

New Term Loan Facility

On September 22, 2017, Tronox Finance LLC (the “Term Loan Borrower”) and its unrestricted subsidiary Tronox Blocked Borrower LLC (the “Blocked Borrower”), and certain of the Company’s other subsidiaries, entered into a first lien term loan credit agreement (the “Term Loan Facility” and, together with the ABL Facility, the “New Credit Facilities”) with a syndicate of lenders and Bank of America, N.A. as administrative agent and collateral agent. The Term Loan Facility provides the Term Loan Borrower with a term loan in the aggregate original principal amount of $1,500,000,000, and the Blocked Borrower with a term loan in the aggregate original principal amount of $650,000,000.  The term loan made available to the Blocked Borrower is required to remain in a segregated blocked account and may become available to the Company in connection with its consummation of the previously announced acquisition of The National Titanium Dioxide Company, Limited.  The Term Loan Facility permits the Term Loan Borrower to incur one or more incremental or additional credit facilities under the Term Loan Facility or otherwise (including as revolving credit loans or notes), of up to the greater of $700,000,000 and 100% of the Company’s consolidated EBITDA, plus certain additional amounts based upon, among other things, the applicable net leverage ratio of the Company at the relevant time and depending upon whether such additional amounts would be secured pari passu or on a junior or unsecured basis.

Subject to certain customary and other exceptions, the obligations of the Term Loan Borrower under the Term Loan Facility are (a) guaranteed on a joint and several basis by certain of the Company’s restricted subsidiaries, and (b) secured by (i) a first priority lien on substantially all of the Term Loan Borrower’s and guarantors’ assets, including equipment, equity interests in subsidiaries, material real property, and (ii) a second priority lien (junior to the lien securing the ABL Facility) on substantially all of the Term Loan Borrower’s and guarantors’ existing and future deposit accounts, inventory and receivables and certain related assets, in each case subject to certain limitations and principles.  The Term Loan Facility will amortize in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Loan Facility commencing with the second full fiscal quarter after the effective date of the Term Loan Facility. The final maturity of the Term Loan Facility will occur on its seventh anniversary. The Term Loan Facility permits amendments thereto whereby individual lenders may extend the maturity date of their outstanding loans upon the Company’s request without the consent of any other lender, so long as certain conditions are met.

Loans outstanding under the Term Loan Facility shall bear interest, at the Company’s option, at either the base rate or an adjusted LIBOR rate, in each case plus an applicable margin.  The applicable margin is either 1.75% or 2.00%, for base rate loans, or 2.75% or 3.00%, for adjusted LIBOR rate loans, in each case determined based on, initially the passage of time, and thereafter upon the Company’s first lien net leverage ratio at the applicable time.  The Term Loan Facility also requires the Term Loan Borrower to pay customary agency fees.

The Term Loan Facility contains various negative covenants that, subject to certain limitations, thresholds and exceptions, limit the Company and its restricted subsidiaries to (among other restrictions): incur indebtedness; grant liens; pay dividends and make subsidiary and certain other distributions; sell assets; make investments; enter into transactions with affiliates; and make certain modifications to material documents (including organizational documents).

The Term Loan Facility also contains customary representations and warranties, affirmative covenants and events of default. If an event of default occurs under the Term Loan Facility, then a majority of the lenders through the administrative agent, may (a) declare the Term Loan Facility to be immediately due and payable and/or (b) foreclose on the collateral securing the obligations under the Term Loan Facility.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Term Loan Facility, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Use of Proceeds of New Credit Facilities

In connection with entering into the New Credit Facilities, the Company repaid in full the outstanding obligations under its existing term loan facility with Goldman Sachs Bank USA, as administrative agent, and terminated all remaining commitments and repaid all outstanding obligations under its revolving syndicated facility agreement with  UBS AG, Stamford Branch, as administrative agent.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

On September 25, 2017, the Company issued a press release, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein, announcing the completion of the redemption of all of the outstanding 6.375% senior notes due 2020 of Tronox Finance LLC.

Additional Information and Where to Find It

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval. In connection with the Transaction Agreement (the “Cristal Transaction Agreement”), by and between Tronox, The National Titanium Dioxide Company (“Cristal”) and Cristal Inorganic Chemicals Netherlands Coöperatief W.A. (the “Cristal Transaction”), the Company has filed, and intends to file, relevant materials with the U.S. Securities and Exchange Commission (“SEC”). The Company filed a definitive proxy statement regarding the Cristal Transaction with the SEC on August 31, 2017. Investors and Securityholders are urged to read the proxy statement (including all amendments and supplements thereto) and all other relevant documents regarding the proposed Cristal Transaction filed with the SEC or sent to shareholders as they become available as they will contain important information about the Cristal Transaction. You may obtain a free copy of the proxy statement and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. Copies of documents filed by the Company with the SEC will be available free of charge on the Company’s website at www.tronox.com or by contacting the Company’s Investor Relations at +1.203.705.3722.

Certain Information Regarding Participants

The Company, Cristal and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the Cristal Transaction. You can find information about the Company’s directors and executive officers in the Company’s definitive annual proxy statement filed with the SEC on March 16, 2017. Additional information regarding the interests of such potential participants is included in the definitive proxy statement regarding the Cristal Transaction filed with the SEC on August 31, 2017, and will be included in other relevant documents filed with the SEC.

Forward Looking Statements

Statements in this release that are not historical are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. These and other risk factors are discussed in the company’s filings with the SEC, including those under the heading entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the period ended June 30, 2017.

Significant risks and uncertainties may relate to, but are not limited to, the risk that the Cristal Transaction does not close due to failure of a closing condition or termination of the Cristal Transaction Agreement in accordance with its terms, causing the Company to seek alternative financing for the Cristal Transaction; the risk that the Cristal Transaction will not close, including by failure to obtain shareholder approval, failure to obtain any necessary financing or the failure to satisfy other closing conditions under the Cristal Transaction Agreement or by the termination of the Cristal Transaction Agreement; failure to plan and manage the Cristal Transaction effectively and efficiently; the risk that a regulatory approval that may be required for the Cristal Transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the risk that expected synergies will not be realized or will not be realized within the expected time period; unanticipated increases in financing and other costs, including a rise in interest rates; reduced access to unrestricted cash; compliance with our bank facility covenants; the price of our shares; general market conditions; our customers potentially reducing their demand for our products; more competitive pricing from our competitors or increased supply from our competitors; operating efficiencies and other benefits expected from the Cristal Transaction.

Item 9.01.	Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description
4.1	Indenture, dated as of September 22, 2017 among Tronox Finance plc, the Company and the other guarantors named therein and Wilmington Trust, National Association, as trustee.

4.2	Form of 5.750% Senior Note due 2025 (included in Exhibit 4.1).

10.1
Revolving Syndicated Facility Agreement, dated as of September 22, 2017 among the Company, Tronox US Holdings Inc. and certain of the Company’s other subsidiaries along with a syndicate of lenders and Wells Fargo Bank, National Association, as issuing bank, swingline lender, administrative agent, and collateral agent.

10.2
First Lien Term Loan Credit Agreement, dated as of September 22, 2017 among Tronox Finance LLC and its unrestricted subsidiary Tronox Blocked Borrower LLC, and certain of the Company’s other subsidiaries, along with a syndicate of lenders and Bank of America, N.A. as administrative agent and collateral agent.

99.1	Press release issued by the Company dated September 25, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2017

TRONOX LIMITED

By:	/s/ Timothy C. Carlson
Timothy C. Carlson
Senior Vice President and Chief Financial Officer